Exhibit 10.1
SEPARATION AND RELEASE AGREEMENT
In connection with the cessation of my service with Amkor Technology, Inc. (“Company”) as an officer and employee, and in order to settle as fully as possible all known and unknown claims I, John C. Stone, might have against the Company and all related parties, the Company and I enter into this Separation and Release Agreement (“Agreement”). I acknowledge that my last day of employment is March 31, 2022 (the “Separation Date”), and (whether I sign this Agreement or not) I will be paid my accrued, unpaid salary, any accrued, unused paid time off, and any unreimbursed business expenses through such date.
(a)Separation Payments and Benefits: The payments that constitute the entire monetary consideration for this Agreement are as follows:
(i)Salary Continuation: Starting on the first payroll date following the Effective Date (as defined below), the Company will make separation payments by direct deposit to my designated account in accordance with the Company’s regular payroll practices of the bi-weekly amount of $21,923.08 (which annualizes to $570,000), less all relevant taxes and other withholdings, for a period of fifteen (15) months (such period, the “Payment Period”). In the event of my death prior to the end of the Payment Period, any unpaid amount of such payments will be accelerated and will be paid to my estate within 10 business days following the date of my death.
(ii)Pro Rata Bonus: The Company will make a lump sum payment of a prorated performance bonus amount for calendar year 2022 to be determined based on the actual performance bonus, if any, that I would have been paid for 2022 absent the termination of my employment, which will be payable on the date on which the Company pays bonuses for 2022 generally. For this purpose, as an executive vice president of the Company the target bonus percentage is 75% of base pay, and the discretionary component will be deemed to be attainment at 100%. The Company will make this payment to me by direct deposit to my designated account, less all relevant taxes and other withholdings.
(iii)Outplacement Services: The Company will reimburse me for the actual cost of outplacement services used by me for a period of 6 months following the Separation Date. Such payment will be made promptly upon receipt by the Company of reasonable documentation (as determined in the Company’s sole discretion) evidencing the actual cost of such services.
(iv)COBRA Subsidy: In the bi-weekly salary continuation pursuant to Paragraph (a)(i), above, the Company will include an amount equal to the gross of sum of $2,250.00, less applicable taxes and withholdings, as a “COBRA Subsidy” intended to subsidize the premiums due for COBRA continuation coverage under the Company’s group health plan for a period of up to 15 months. The COBRA Subsidy will be provided to you regardless of whether you elect to enroll in COBRA continuation coverage. You understand that it is your responsibility to ensure that you and/or your eligible dependents timely elect to enroll in COBRA continuation coverage and that all premiums due are timely paid.

(v)Payments: I understand and agree that all of the payments referenced in this Paragraph (a) are payments to which I am not otherwise entitled and will not be taken into account in determining my rights or benefits under any benefit program. The Company will deduct applicable federal and state tax withholding and other amounts from these amounts as it determines it is required to do.
(vi)Sufficient Consideration: I acknowledge that the compensation and benefits described in this Paragraph (a) are good, valuable, and sufficient consideration. I further acknowledge that this consideration exceeds that to which I would be entitled under the Company’s policies, procedures, benefit plans, and practices. I understand that if I fail to sign this Agreement within the time period permitted or if I revoke this Agreement, I shall not be entitled to receive any of the consideration described in this Paragraph (a).
(b)Release:
(i)I, for myself, my heirs, and my legal representatives and assigns, release (i.e., give up) and forever discharge the Company and its subsidiaries, their current and former, direct and indirect owners, officers, directors, employees, agents, successors, predecessors, assigns and affiliates, as well as the Company’s employee benefit plans (and any administrators, insurers, or fiduciaries thereof), and all persons acting by, through, under, or in concert with any of them (collectively, the “Released Parties”), from all known and unknown claims, demands, actions, causes of action, rights, damages, costs, expenses, compensation, wages, vacation pay, sick or paid time off, or commissions, whether arising under common law or statute, whether local, state, or federal, including without limitation Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq.; Sections 1981 and 1983 of the Civil Rights Act of 1866; the Age Discrimination in Employment Act (ADEA), as amended, 29 U.S.C. § 621, et seq.; the Employee Retirement Income Security Act of 1974 (ERISA), as amended, 29 U.S.C. § 1001, et seq.; the Americans with Disabilities Act of 1990 (ADA), 42 U.S.C. § 12101, et seq.; the Family and Medical Leave Act (FMLA), 29 U.S.C. § 2601, et seq.; the Worker Adjustment & Retraining Notification Act (WARN Act); and any similar state or local laws, such as the Arizona Civil Rights Act and the Arizona Equal Pay Law, that I now have, or which were or could have been made, on account of my service with the Company and each of its subsidiaries and affiliates, including my separation therefrom and any transaction or occurrence between me and the Released Parties at any time during such service and after separation up to the time I execute this Agreement. The Company and I agree that I have waived all claims against the Company except (i) in respect of any obligation of the Company arising under this Agreement, (ii) vested benefits under any of the Company’s employee benefit plans in which I participate, (iii) in respect of equity awards (including any options, RSUs, restricted stock, or any other form of equity) that I have been granted pursuant to the Company’s Second Amended and Restated 2007 Equity Incentive Plan (the “2007 Equity Plan”) and the Company’s 2021 Equity Incentive Plan (the “2021 Equity Plan”), (iv) all rights to indemnification, including rights pursuant to the Indemnification Agreement between me and the Company dated July 10, 2013, under the Company’s directors’ and officers’ insurance coverage for acts performed or omissions while I was an employee or officer of the Company, and (v) those claims that as a matter of law are not waivable by an employee against his or her employer. It is my intention that the language relating to the description of claims in this Paragraph shall be given the broadest possible interpretation permitted by law.
(ii)Except as specified in this Agreement or as otherwise provided by the terms of any applicable employee benefit plan, I represent and affirm that I have been paid and received from the Company all leave (paid or unpaid), compensation, wages, bonuses, commissions, incentive pay, and benefits to which I may be entitled, and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, incentive pay, or benefits are due to me.
(c)Applicable Law and Venue: This Agreement is governed by Federal law and the laws of Arizona, without regard to the conflicts of law principles of any jurisdiction. I agree that any action to enforce or interpret this Agreement shall be brought exclusively in a court of competent jurisdiction in Maricopa County in the State of Arizona, and I hereby waive any challenge to venue or exercise of jurisdiction by such courts.
(d)Effective Date: The “Effective Date” of this Agreement shall be the date on which the second revocation period described in Paragraph (g)(v) below expires, provided that I have not revoked this Agreement. Notwithstanding my revocation of this Agreement, my service as an officer and employee of the Company and its subsidiaries shall still be terminated on the Separation Date.
(e)Covenant Not to Sue; Challenge to Validity and Communication with Government Agency:
(i)I promise that I will not file, cause to be filed, join, or accept any relief in any lawsuit (either individually, with others, or as part of a class) pleading, raising, or asserting any claims released by this Agreement. I agree that if I breach this promise, then I will reimburse each of the Released Parties for his, her, or its attorneys’ fees and costs (or the applicable proportions thereof) incurred in defending against any such released claims.
(ii)Nothing in this Agreement shall be construed to prohibit me from filing a charge with or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), Securities and Exchange Commission (SEC), or any federal, state, or local agency. I understand that I have waived and released any and all claims for money damages and equitable relief that I may recover from the Released Parties pursuant to the filing or prosecution of any administrative charge against the Released Parties by me, or any resulting civil proceeding or lawsuit brought on my behalf for the recovery of such relief, and which arises out of the matters that are and may be released or waived by this Agreement. I also understand, however, that this Agreement does not limit my ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. This Agreement also does not limit my right to receive an award for information provided to any government agencies.

(iii)Nothing in this Agreement shall be interpreted or applied to affect or limit my otherwise lawful ability to challenge, under the Age Discrimination in Employment Act (ADEA) or Older Worker Benefit Protection Act (OWBPA), the knowing and voluntary nature of my release of any age claims in this Agreement before a court, the EEOC, or any other federal, state, or local agency, and I shall not be required to pay the attorneys’ fees or costs of any Released Party in connection with such challenge. Notwithstanding the foregoing, unless the release is set aside by a court of law, I understand that the release applies to and covers any claim that I may have under the ADEA and OWBPA.
(iv)Except as set forth in this Agreement, I understand, acknowledge, and voluntarily agree that this Agreement is a total and complete release by me of any and all claims which I have against the Released Parties as of the date I sign this Agreement, both known or unknown, even though there may be facts or consequences of facts which are unknown to me.
(f)Representations and Promises: The Company and I acknowledge and agree that:
(i)Separation Date: On the Separation Date, my service as an officer and employee of the Company and each subsidiary and affiliate of the Company will terminate, and I will cease to be employed by the Company and each subsidiary and affiliate of the Company in any capacity.
(ii)Equity Vesting: The terms of my outstanding equity awards granted pursuant to the 2007 Equity Plan and the 2021 Equity Plan will remain in effect without modification.
(iii)Complete Agreement: This Agreement is the entire agreement relating to any claims or future rights that I might have with respect to the Company and the Released Parties. Once in effect, this Agreement is a legally admissible and binding agreement.
(iv)Amendments; Successors and Assigns: This Agreement only may be amended by a written agreement that the Company and I both sign. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. I shall not be entitled to assign any of my rights or obligations under this Agreement.
(v)Representations: When I decided to sign this Agreement, I was not relying on any representations that are not in this Agreement. I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief now or in the future.
(vi)No Wrongdoing: This Agreement is not an admission of wrongdoing by the Company or any other Released Party; neither this Agreement nor any drafts shall be admissible evidence of wrongdoing.

(vii)Unknown Claims: I am intentionally releasing claims that I do not know that I might have and that, with hindsight, I might regret having released. I have not assigned or given away any of the claims I am releasing.
(viii)Effect of Void Provision: If the Company or I successfully assert that any provision in this Agreement is void or otherwise unenforceable, the rest of the Agreement shall remain valid and enforceable to the maximum extent permitted by law, unless the non-asserting party elects to cancel this Agreement. If this Agreement is cancelled, I will repay the consideration I received for signing it.
(ix)Consideration of Agreement: If I initially did not think any representation I am making in this Agreement was true or if I initially was uncomfortable making it, I resolved all my doubts and concerns before signing this Agreement. I have carefully read this Agreement, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true. The Company would not have agreed to pay me the consideration I am getting in exchange for this Agreement but for my representations and promises I am making by signing it.
(x)Confidentiality: I agree that I will not disclose voluntarily or allow anyone else to disclose the existence, reason for, or contents of this Agreement without the Company’s prior written consent, unless required to do so by law. Notwithstanding this provision, I am authorized to disclose this Agreement to my spouse, attorneys, and tax advisors on a “need to know” basis, on the condition that they agree to hold the terms of the Agreement, including the payment terms, in strictest confidence; provided that I may disclose any information that has been publicly disclosed by the Company. Any disclosure to any third party by my spouse, attorneys, or tax advisors will be treated as a breach by me of the non-disclosure provisions of this Paragraph. I am further authorized to make appropriate disclosures as required by law, provided that, unless prohibited by law, I agree to provide the Company with sufficient advance notice prior to disclosure such that the Company may oppose disclosure and to cooperate with the Company in any such efforts. Because it would be difficult or impossible to calculate the actual damages the Company would suffer if I violate my confidentiality obligations, which would be substantial, I agree to pay the Company $5,000 in damages for each violation. For the avoidance of doubt, nothing in this Agreement shall be construed to prohibit or prevent the Company from disclosing this Agreement or the circumstances relating thereto, including without limitation as required by securities law or stock exchange rule.
(xi)Return of Property: By the Separation Date, I will return to the Company all files, memoranda, documents, records, copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, and any other Company property in my possession or control. To the extent I subsequently discover that any property or data identified above is still in my possession, custody or control, I agree to return all such property and data to the Company as soon as practicable, but in no event later than ten (10) days after making such discovery. By the Separation Date, I will clear all expense accounts, repay everything I owe to the Company or any Released Party, pay all amounts I owe on Company-provided credit cards or accounts (such as cell phone accounts), and cancel or personally assume any such credit cards or accounts. On and after the Separation Date, I agree not to incur any expenses, obligations, or liabilities on behalf of the Company.
(xii)Non-Competition: I agree that beginning on my Separation Date and for twelve (12) months thereafter (the “Restriction Period”), I will not, without the prior written consent of the Company, engage in or carry on, directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant to any person, partnership, corporation or any other business entity, the business of outsourced semiconductor packaging and test services anywhere in the United States or any other country in which the Company conducts business; provided that ownership by me of Company securities or of less than a five percent equity interest in a publicly held company shall not be a breach of this Paragraph.
(xiii)Non-Solicitation: I agree that during the Restriction Period, I will not, without the express prior written consent of the Company, directly or indirectly, for myself or on behalf of any other person or entity, (i) solicit or encourage any customer, vendor, client or prospective customer, vendor or client (or anyone who was a customer, vendor or client during the Restriction Period) to cease any relationship with the Company or its affiliates or (ii) solicit or encourage any employee or consultant of the Company or its affiliates (or anyone who was an employee or consultant of the Company or its affiliates during the Restriction Period) to leave the employment of or cease to perform services for the Company or its affiliates; provided that this Paragraph shall not prohibit any general public advertisement or general solicitation for personnel not specifically directed at any employee or consultant of the Company or its affiliates.
(xiv)Nondisparagement: I agree that at all times following my Separation Date, I will not make any public statement that is in any way disparaging, derogatory or defamatory regarding the Company, its affiliates, any of the Released Parties or their respective officers, directors, employees, consultants, reputations, products, operations, procedures, policies or services, which are reasonably likely to (i) damage materially the reputation of the Company or its affiliates or any of the Released Parties or (ii) interfere materially with the contracts or business relationships of the Company or its affiliates or any of the Released Parties. “Public statements” mean any statement, whether written or oral, made in any public forum, including in any social media or website. However, nothing in this subparagraph shall prohibit me from testifying truthfully in any forum or contacting, cooperating with or providing information to any government agency or commission.
(xv)Cooperation: I agree that following my Separation Date, I will provide reasonable assistance to and cooperate with the Company and its affiliates as to any claims, controversies, disputes, or complaints of which I have knowledge or that may relate to me or my employment or other relationships with the Company or its affiliates. Such cooperation includes but is not limited to providing the Company and its affiliates with all information known to me related to the foregoing, meeting with counsel, and appearing and giving testimony in any forum. The Company will reimburse me for any reasonable out-of-pocket expenses incurred by me in providing assistance under this Agreement.

(xvi)Section 409A: I acknowledge that I and the Company intend that this Agreement be interpreted and administered so that any amount or benefit paid hereunder shall be exempt from or compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”). If the period between the date I receive this Agreement and the expiration of the revocation period described in Section (g)(v) below begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year. Notwithstanding the foregoing, neither the Company nor its affiliates nor any of their respective directors, officers, employees and advisors shall be held liable for any taxes, interest or other amounts owed by me as a result of Section 409A. Notwithstanding anything herein to the contrary (i) any “deferred compensation” (as defined in Section 409A) payable hereunder as a result of my termination of employment shall not be paid unless and until I have undergone a “separation from service” (as defined in Section 409A) and (ii) if I am a “specified employee” within the meaning of Section 409A, and a payment or benefit provided for in this Agreement would be subject to additional tax under Section 409A if such payment or benefit is paid within six months after my separation from service, then such payment or benefit shall not be paid (or commence) during the six-month period immediately following my separation from service except as provided in the immediately following sentence. In such event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Section 409A shall instead be paid to me in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh month following my separation from service or (ii) the 10th business day following my death. If any right to payment hereunder is deemed a right to an installment payment, such right shall be treated as a right to a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409A.
(xvii)Re-employment: I agree that the Company and its subsidiaries and affiliates are under no obligation to re-employ or engage me in the future in any capacity and that the denial of such re-employment or engagement shall be considered legitimate, proper, and non-discriminatory, as well as an exercise of the Company’s, its subsidiaries, or its affiliates’ rights under this Agreement.
(xviii)Headings: I understand that the headings appearing in this Agreement are for convenience only and are not to be considered in interpreting this Agreement.
(g)Acceptance of Agreement:
(i)I HAVE CAREFULLY READ AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL THE TERMS OF THIS AGREEMENT. IN EXCHANGE FOR MY AGREEMENT TO THE TERMS OF THIS AGREEMENT, I WILL RECEIVE BENEFITS TO WHICH I WOULD OTHERWISE NOT BE ENTITLED.
(ii)THIS IS AN IMPORTANT LEGAL DOCUMENT AND I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT. I UNDERSTAND THAT I COULD TAKE UP TO TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT BEFORE DECIDING WHETHER TO SIGN IT AND BY SIGNING IT I

UNDERSTAND THAT I WILL BE WAIVING ALL KNOWN AND UNKNOWN CLAIMS. I ACKNOWLEDGE THAT CHANGES MADE TO THIS AGREEMENT, WHETHER MATERIAL OR IMMATERIAL, DO NOT RESTART THE AFOREMENTIONED TWENTY-ONE (21) DAY PERIOD.
(iii)I ALSO UNDERSTAND THAT I MAY CHOOSE TO VOLUNTARILY SIGN THIS AGREEMENT WITHOUT TAKING THE FULL 21-DAY PERIOD. THE EXPIRATION OF THAT PERIOD IS THE DEADLINE FOR ME TO DELIVER A SIGNED COPY OF THIS AGREEMENT BY E-MAILING A PDF COPY TO LIZZETTE.ZUBEY@AMKOR.COM. IF I FAIL TO DO SO, I UNDERSTAND THAT I WILL NOT RECEIVE THE SEPARATION PAYMENTS OR BENEFITS DESCRIBED IN IT.
(iv)THE CONSIDERATION PERIOD DESCRIBED IN PARAGRAPH (g)(ii) STARTED WHEN I FIRST WAS GIVEN THIS AGREEMENT.
(v)I MAY REVOKE THIS AGREEMENT IF I REGRET HAVING SIGNED IT. TO DO SO, I MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO LIZZETTE ZUBEY AT 2045 EAST INNOVATION CIRCLE, TEMPE, ARIZONA 85284, BEFORE SEVEN (7) DAYS EXPIRE FROM THE TIME I SIGNED IT. IN ADDITION, AS A FURTHER CONDITION OF RECEIVING THE RETIREMENT PAYMENTS OR BENEFITS DESCRIBED IN THIS AGREEMENT, I AGREE TO SIGN THIS AGREEMENT FOR A SECOND TIME AS OF MY SEPARATION DATE SO THAT THE RELEASE CONTAINED IN THIS AGREEMENT WILL RUN THROUGH THE DATE OF MY SECOND SIGNATURE. I WILL HAVE A PERIOD OF SEVEN (7) DAYS TO REVOKE MY SECOND SIGNATURE. IF I REVOKE EITHER OF MY SIGNATURES, THIS AGREEMENT WILL NOT GO INTO EFFECT AND I WILL NOT RECEIVE THE SEPARATION PAYMENTS OR BENEFITS DESCRIBED IN THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

/s/ John C. Stone
John C. Stone
Dated: September 27, 2021

AMKOR TECHNOLOGY, INC.:

By: /s/ Mark N. Rogers
Mark N. Rogers
Executive Vice President and General Counsel

Dated: September 27, 2021

TO BE SIGNED FOR A SECOND TIME AS OF MY SEPARATION DATE:

Dated:                 , 2022
                        John C. Stone

AMKOR TECHNOLOGY, INC.:

By:

Name:

Title: